Exhibit 99.1

FOR IMMEDIATE RELEASE September 20, 2013 Contact: Lori Strimple 570-320-2056 Lori.strimple@jssb.com

PENNS WOODS BANCORP, INC. APPOINTS

ROBERT J. GLUNK PRESIDENT OF LUZERNE BANK

Luzerne, PA — Joseph E. Kluger, Chairman of the Board for Luzerne Bank and Richard A. Grafmyre, President and Chief Executive Officer of Penns Woods Bancorp, Inc. (PWOD) are pleased to announce the appointment of Robert J. Glunk to the position of President at Luzerne Bank.  The appointment will be effective on October 1, 2013.

Glunk will replace Robert C. Snyder, who will be retiring from the position of President and Chief Executive Officer. Mr. Snyder will become Special Advisor to the CEO through the end of this year.

Formerly the Senior Vice President/Chief Operating Officer for Jersey Shore State Bank (a member of the PWOD family), Glunk supervised the retail branch system, as well as the computer, sales and deposit operations for the organization.

“The members of the Board of Directors are proud to welcome Rob to Luzerne Bank,” said Kluger.  “He brings a wealth of knowledge and years of valuable experience in community banking to the position of President. We are excited to have him on board with Luzerne Bank.”

“Rob has earned his position by demonstrating his leadership skills especially since being promoted to Senior Vice President at Jersey Shore State Bank, a “sister” organization to Luzerne Bank,” said Grafmyre.   “Successfully managing a variety of staff and line functions in his 28 year banking career, Rob has always done what was in the best interests of the bank, its customers and his colleagues.”

Glunk is a graduate of Lycoming College and the ABA Stonier Graduate School of Banking.  He is currently the President of the Jersey Shore Hospital Foundation, a Board Member and Finance Committee Member of the Jersey Shore Hospital, Treasurer of the Jersey Shore Library and member of the Williamsport Chamber of Commerce Industrial Properties Corporation.

Penns Woods Bancorp, Inc. is the $1.2 billion parent company of Luzerne Bank and Jersey Shore State Bank.  Luzerne Bank operates eight branch offices providing financial services in Luzerne and Lackawanna counties.  Jersey Shore State Bank operates thirteen branch offices providing financial services in Lycoming, Clinton, Centre, and Montour Counties.  Investment and insurance products are offered through Jersey Shore State Bank’s subsidiary, The M Group, Inc. D/B/A The Comprehensive Financial Group.

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